 EX‑35.10

(logo) WELLS FARGO	Commercial Mortgage Servicing D1086-120, 12th Floor 550 South Tyron Street Charlotte, NC 28202 1-800-326-1334

ANNUAL STATEMENT OF COMPLIANCE

Reference is hereby made to that certain Pooling and Servicing Agreement dated as of June 1, 2014, by and among WELLS FARGO COMMERCIAL MORTGAGE SECURITIES, INC., as Depositor, WELLS FARGO BANK, NATIONAL ASSOCIATION, as Master Servicer, LNR PARTNERS, LLC, as Special Servicer, SITUS HOLDINGS, LLC, as Trust Advisor, WELLS FARGO BANK, NATIONAL ASSOCIATION as Certificate Administrator, as Tax Administrator, and Custodian, and WILMINGTON TRUST, NATIONAL ASSOCIATION as Trustee, with respect to Commercial Mortgage Pass-Through Certificates Series 2014-LC16 (the "Agreement"). Capitalized terms used herein not otherwise defined shall have the meanings assigned in the Agreement.

Pursuant to Section 11.12 of this Agreement, I, Daniel Bober, Executive Vice President of Commercial Mortgage Services do hereby certify that:

A review of the activities of the Master Servicer during the period from January 1, 2015 through December 31, 2015 (the “Reporting Period”), and of its performance per the Agreement during such period has been made under my supervision, and

To the best of my knowledge, based on such review, the Master Servicer has fulfilled all of its obligations under this Agreement in all material respects throughout the the Reporting Period.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the 4th day of March 2016.

/s/ Daniel Bober
Daniel Bober
Executive Vice President
Wells Fargo Bank

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